Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-162821 on Form S-3 of (1) our reports dated February 25, 2011, relating to the consolidated financial statements of Copano Energy, L.L.C. and subsidiaries and the effectiveness of Copano Energy, L.L.C. and subsidiaries internal control over financial reporting and (2) our reports dated February 25, 2011, relating to the financial statements of Bighorn Gas Gathering, L.L.C. and Fort Union Gas Gathering, L.L.C., all appearing in the Annual Report on Form 10-K of Copano Energy, L.L.C. for the year ended December 31, 2010, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

January 12, 2012

Exhibit 23.1